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                     January 27, 2021

       Suzanne S. Bettman
       General Counsel
       LSC Communications, Inc.
       191 N. Wacker Drive, Suite 1400
       Chicago, Illinois 60606

                                                        Re: LSC Communications,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Form 10-Q for the
Quarter Ended September 30, 2020
                                                            File No. 001-37729

       Dear Ms. Bettman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing